Exhibit 99.1

B. RILEY PRINCIPAL 250 MERGER CORP.
PRO FORMA BALANCE SHEET

	Actual	Pro Forma
	May 11, 2019	Adjustments (Unaudited)		As Adjusted (Unaudited)

Assets
Current assets:
Cash	$2,528,144			$2,528,144
Prepaid expenses	867,926			867,926
Total current assets	3,396,070			3,396,070
Cash held in Trust Account	150,000,000	$450,000	(a)	172,500,000
		22,500,000	(b)
		(450,000	)(c)
Total assets	$153,396,070	$22,500,000		$175,896,070
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$1,242,251			$1,242,251
Due to related party	1,448			1,448
Note payable - related party	100,000			100,000
Warrant liability	4,827,600	$711,900	(d)	5,539,500
Total liabilities	6,171,299	711,900		6,883,199

Commitments
Class A common stock subject to possible redemption; 14,222,477 and 16,401,287 shares (at redemption value of approximately $10 per share), actual and as adjusted	142,224,770	21,788,100	(e)	164,012,870

Stockholder’s equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—		—
Class A Common stock, $0.0001 par value; 100,000,000 shares authorized; 1,332,523 and 1,448,713 shares issued and outstanding (excluding 14,222,477 and 16,401,287 subject to redemption), actual and as adjusted	133	5 225 (218	(a) (b) )(e)	145
Class B Common stock, $0.0001 par value; 25,000,000 shares authorized; 4,312,500 issued and outstadning	375			375
Additional paid-in capital	5,140,013	449,995	(a)	5,140,001
		22,499,775	(b)
		(450,000	)(c)
		(711,900	)(d)
		(21,787,882	)(e)
Accumulated deficit	(140,520)			(140,520)
Total stockholders’ equity	5,000,001	—		5,000,001
Total liabilities and stockholders’ equity	$153,396,070	$22,500,000		$175,896,070

B. RILEY PRINCIPAL 250 MERGER CORP.

NOTE TO PRO FORMA BALANCE SHEET

(Unaudited)

NOTE 1 - CLOSING OF EXERCISE OF OVERALLOTMENT OPTION, ADDITIONAL PRIVATE PLACEMENT AND FORFEITED SHARES

The accompanying unaudited Pro Forma Balance Sheet presents the Balance Sheet of the B. Riley Principal 250 Merger Corp. (the “Company”) as of May 11, 2021, adjusted for the closing of the underwriters’ exercise of their overallotment option and related transactions which occurred on June 14, 2021 as further described below.

On June 14, 2021, the Company consummated the closing of the sale of 2,250,000 additional Units upon receiving notice of the underwriters’ election to exercise their overallotment option (“Overallotment Units”), generating additional gross proceeds of $22,500,000 and incurred additional offering costs of $450,000 in underwriting fees. Simultaneously with the exercise of the overallotment, the Company consummated the Private Placement of an additional 45,000 Private Placement Units to the Sponsor, generating gross proceeds of $450,000. Pro forma adjustments to reflect the exercise of the underwriters’ overallotment option are as follows:

	Pro Forma Entries	Debit	Credit

(a)	Cash held in Trust Account	$450,000
	Common Stock - Class A		$5
	Additional paid-in capital		$449,995
	To record the sale of 45,000 Private Placement Units at $10.00 per Unit.

(b)	Cash held in Trust Account	$22,500,000
	Common Stock - Class A		$225
	Additional paid-in capital		$22,499,775
	To record the sale of 2,250,000 Overallotment Units at $10.00 per Unit.

(c)	Additional paid-in capital	$450,000
	Cash held in Trust Account		$450,000
	To record payment of 2% of cash underwriting fee on overallotment option.

(d)	Additional paid-in capital	$711,900
	Warrant liability		$711,900
	To record warrant liability for additional private warrants issued from the private placement and public warrants from the overallotment option.

(e)	Common Stock - Class A	$218
	Additional paid-in capital	$21,787,882
	Class A Common stock subject to possible redemption		$21,788,100
	To record reclassification of 2,178,810 shares of Common Stock subject to redemption as a result of the exercise of the overallotment option.